Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hennessy Advisors, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-98203) of Hennessy Advisors, Inc. of our report dated October 27, 2006, regarding the balance sheets of Hennessy Advisors, Inc. as of September 30, 2006 and 2005, and related statements of income, stockholders’ equity, and cash flows for each of the two years ended September 30, 2006, into the annual report of Hennessy Advisors, Inc., being filed on Form 10-KSB.

Stonefield Josephson, Inc.

San Francisco, California

December 5, 2006